CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Select Money Market Trust of our report dated February 28, 1999, relating to the financial statements and financial highlights of Evergreen Select Money Market Fund, Evergreen Select Municipal Money Market Fund, Evergreen Select Treasury Money Market Fund and Evergreen Select 100% Treasury Money Market Fund (the "Funds"), appearing in the Funds' February 28, 1999 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement.




PricewaterhouseCoopers LLP
Boston, MA
June 26, 2000